Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Sustainable Projects Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	457	(o)	—	—	$20,000,000	0.00014760	$2,952
		Total Offering Amounts					$20,000,000		$2,952
		Total Fees Previously Paid							—
		Total Fee Offsets							—
		Net Fee Due							$2,952

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.